As filed with the Securities and Exchange Commission on January 30, 2024

No. 333-189721

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fresenius Medical Care AG

(Exact name of registrant as specified in its charter)

Germany	04-3534941
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.

Else-Kröner Strasse 1 61352 Bad Homburg Germany	Fresenius Medical Care Holdings, Inc. 920 Winter Street Waltham MA 02451-1547
011-49-6172-609-0	781 699-9000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service) With a copy to:
Robert A. Grauman, Esq
Special Counsel – Global Legal Function
Fresenius Medical Care North America Law Department 920 Winter Street Waltham MA 02451-1547 781 699-9000

Fresenius Medical Care Aktiengesellschaft 2001 International Stock Incentive Plan

FRESENIUS MEDICAL CARE AG & CO. kgaA stock option plan 2011

(Full title of the plans)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 of Fresenius Medical Care AG (formerly known as Fresenius Medical Care AG & Co. KGaA), a German stock corporation (the “Registrant”), Registration No. 333-189721 (the “Registration Statement”), originally filed with the U.S. Securities and Exchange Commission on July 1, 2013, covering an aggregate of 12,032,006 ordinary shares without par value of the Registrant issuable under the Fresenius Medical Care AG & Co. KGaA Stock Option Plan 2011 and the Fresenius Medical Care Aktiengesellschaft 2001 International Stock Incentive Plan (collectively, the “Plans”).

Effective December 31, 2023, all previously issued options under the Plans had expired in accordance with the respective terms of the Plans and such options. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the termination of such offering and the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Bad Homburg, Germany, on this 30th day of January, 2024.*

FRESENIUS MEDICAL CARE AG

By:	/s/ Helen Giza
Name:	Helen Giza
Title:	Chief Executive Officer and Chair of the Management Board

By:	/s/ Martin Fischer
Name:	Martin Fischer
Title:	Chief Financial Officer and Member of the Management Board

* Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.